EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-109451), Form S-3, as amended (No. 333-127462), Form S-8 (No. 333-140084), Form S-8 (No. 333-140086), Form S-8, as amended (No. 333-129164) and Form S-3, as amended (No. 333-131191) of New Dragon Asia Corp. of our report dated April 6, 2010 appearing in this Annual Report on Form 10-K of New Dragon Asia Corp. for the year ended December 25, 2009.

/s/ Baker Tilly Hong Kong Limited

Hong Kong
April 6, 2010